Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of December 1, 2007 (“Effective Date”) by and between CYMER, INC., a Nevada corporation (the “Company”) and the Company’s President and Chief Operating Officer, EDWARD J BROWN, JR. (the “Employee”).  This Agreement shall replace and supersede that certain [Amended and Restated] Employment Agreement between Employee and the Company entered into effective as of January 2, 2007 (the “Original Employment Agreement”).

RECITALS

A.            The Company and Employee previously entered into the Original Employment Agreement and desire to amend and restate the Original Employment Agreement in its entirety as set forth herein, effective as of the Effective Date, to clarify the application of Section 409A of the Internal Revenue Code to the benefits that may be provided to Employee.

B.            The Company may from time to time need to address the possibility of an acquisition transaction or change of control event. The Board of Directors of the Company (the “Board”) recognizes that such events can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, although no such Change of Control is now contemplated.

C.            The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue the Employee’s employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

D.            The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

E.             To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided herein.

F.             Certain capitalized terms used in this Agreement are defined in Section 7 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1.             Duties and Scope of Employment.  The Company shall employ the Employee in the position of President and COO as such position has been defined in terms of responsibilities and compensation as of the Effective Date of this Agreement; provided, however, that the Board shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the Employee’s employment.  During the term of the Employee’s employment with the Company, the Employee shall continue to devote the Employee’s full time, skill and attention to the Employee’s duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use the Employee’s best efforts to further the business of the Company and its affiliated entities.

2.             Base Compensation.  The Company shall pay the Employee as compensation for the Employee’s services a base salary, which as the Effective Date of this Agreement is at the annualized rate of $465,000.00 (and which may be modified from time to time in accordance with this Agreement, the “Base Compensation”). The Base Compensation shall be paid periodically in accordance with normal Company payroll practices. The Board or the Compensation Committee of the Board shall review the Base Compensation according to normal Company practice, but no less frequently than annually, and may in its discretion modify the Base Compensation but may not decrease the Base Compensation below the dollar amount specified above, unless Employee consents to such reduction.

3.             Incentive Compensation.  During the term of this Agreement, the Employee shall be eligible to receive payments under the Company’s various incentive and bonus programs as approved from time to time by the Board or the Compensation Committee of the Board in either’s sole discretion. Any payment payable thereunder shall be payable in accordance with the applicable program and the Company’s normal practices and policies.

4.             Employee Benefits.  The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, stock purchase or other equity plans, incentive bonus program, 3-year bonus program or other long-term incentive programs, bonus programs, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

5.             Employment Relationship.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with any Company plan or policy approved by the Board.

6.             Termination Benefits.

(a)           Subject to Sections 8 and 9 below, if upon or within eighteen (18) months after a Change of Control either (i) the Company terminates the Employee’s employment due to an Involuntary Termination other than for Cause, or (ii) the Employee voluntarily resigns for Good Reason, then the Employee shall be entitled to receive severance and other benefits pursuant to this Section 6; provided, however, that in order to receive such benefits the Employee must deliver to the Company an executed Waiver and Release in the form attached hereto as Exhibit A, or such other form as the Company may require (the “Release”), within the time period set forth therein, but in no event later than forty-five days following the Employee’s termination, and the Employee must permit the Release to become effective in accordance with its terms.   Notwithstanding the foregoing, Employee shall not be entitled to receive any severance or other benefits pursuant to this Section 6 if the Board, as constituted prior to the Change in Control, determined that Employee was demoted by the Company to a position not eligible for an Employment Agreement prior to the Change of Control from the position held by Employee as of the Effective Date.  The foregoing determination may be made at any time by the Board prior to a Change in Control, shall be made in the Board’s sole discretion, and shall be binding and conclusive on all persons, including Employee.

(i)            Pay Continuation.  The Employee shall be entitled to monthly payments equal to (A) one-twelfth (1/12) of the greater of the Base Compensation in effect immediately prior to the Change of Control and the Base Compensation in effect immediately prior to such termination plus (B) one-thirty-sixth (1/36) of the aggregate amounts paid to the Employee under the Company’s bonus and incentive programs with respect to the three previous calendar years.  Such monthly payments shall be paid according to the normal payroll practice of the Company for 24 months following the effective date of the Release (the “Termination Period”).

(ii)           Incentive Payments.

(1)           The Employee shall be entitled to receive a percentage of each of the Employee’s Target Incentives for any on-going calendar period in which such termination occurs. Such percentage shall equal a fraction, the numerator of which shall be the number of days in such calendar period up to and including the date of such termination and the denominator of which shall be the number of days in such calendar period.  Such amount shall be payable according to the normal practice of the Company with respect to the payment of such compensation. “Target Incentive” shall mean the maximum amount payable to the Employee at the end of a calendar period under any Company bonus or incentive program if all of such program’s corporate and individual performance objectives for that period are met. “Target Incentive” does not include amounts payable under the Company’s 3-year bonus program, long-term incentive plan or similar plan or program.

(2)           The unvested portion of any bonus accrued for Employee under the Company’s 3-year bonus program, long-term incentive plan or similar plan or program shall vest and become payable in full in a lump sum as soon as administratively practicable following the date of termination.

(iii)         Equity Awards.  The unvested portion of any stock option(s) or other equity award(s) held by the Employee under the Company’s equity plans shall vest and become exercisable in full upon the date of such termination.  The Employee shall be entitled to exercise all of the Employee’s vested stock options until the later of (A) the original post-termination exercise period provided in the Employee’s stock option agreement or (B) one year from the date of such termination (but not beyond the earlier of (1) the original contractual life of the option, or (2) ten years from the original grant date of the option).

(iv)          Medical Benefits.  Assuming the Employee timely and accurately elects to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), commencing with the effective date of the Release the Company shall pay the COBRA premiums for the Employee and his or her qualified beneficiaries until the earliest of (i) the end of the Termination Period, (ii) the expiration of the Employee’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Employee becomes eligible for health insurance benefits of a subsequent employer.

(b)           [In the event the Employee voluntarily resigns employment with the Company for any reason within the 30-day period beginning one year after a Change of Control, the Employee shall receive the severance and other benefits set forth in
Sections 6(a)(i)-(iv) above.]

7.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause.  “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by the Employee in connection with the Employee’s responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee’s obligations under Section 1 of this Agreement after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed the Employee’s duties.

(b)           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)            The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly is controlled by the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)           A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or (C) are nominated for election to the Board by a committee of the Board, at least a majority of whose members are Incumbent

Directors at the time of such nomination (but in each case shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)         A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(c)           Disability.  “Disability” shall mean the Employee is prevented from performing his duties to the Company by reason of any physical or mental incapacity that results in Employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability

(d)           Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e)           Good Reason.  Employee shall have “Good Reason” for Employee’s resignation if any of the following occurs without Employee’s consent:  (i) a significant reduction of the Employee’s duties or responsibilities relative to the Employee’s duties or responsibilities in effect immediately prior to such reduction (it is intended that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall constitute an “Involuntary Termination”; (ii) without the Employee’s express written consent, a material reduction by the Company in the Base Compensation or any Target Incentive of the Employee as in effect immediately prior to such reduction, or the ineligibility of the Employee to continue to participate in any long-term incentive plan of the Company; (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location, without the Employee’s express written consent; or (v)  a material breach by the Company of Section 10 of this Agreement. Provided however that, such termination by the Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Employee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) the Employee terminates employment within thirty (30) days following the end of the Cure Period.

(f)            Involuntary Termination.  “Involuntary Termination” shall mean any involuntary termination of the Employee by the Company which is not effected for death or Disability or which is or could have been effected for Cause.

8.             Limitation on Payments.

(a)           In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s termination benefits under Section 6 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such termination benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of termination benefits under this Agreement, notwithstanding that all or some portion of such termination benefits may be taxable under Section 4999 of the Code.

(b)           If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 8(a), the Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or  benefits (including but not limited to the number of options that would vest under Section 6(a)(iii)) subject to reasonable limitations (including, for example, express provisions under the Company’s benefit plans) so long as the requirements of Section 8(a) are met. Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 8(c), the Employee shall notify the Company in writing regarding which payments or benefits are to be reduced.  If no notification is given by the Employee, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 8(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

(c)           Any determination required under this Section 8 shall be made in writing by a nationally recognized accounting or consulting firm appointed by the Company, which firm shall not then be serving as accountant or auditor for or consultant to the Company or the person or entity that effected the Change in Control and whose determinations shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8, such firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to such firm such information and documents as such firm may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs such firm may reasonably incur in connection with any calculations contemplated by this Section 8.

9.             Application of Code Section 409A.  Severance benefits payable pursuant to this Agreement, to the extent of payments made from the date of termination of Employee’s employment through March 15th  of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

10.          Successors.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The Company shall obtain the assumption of this Agreement by any successor or assign of the Company. which shall agree to assume the obligations and perform all of the terms and conditions of this Agreement. For all purposes under this Agreement, the term “Company” shall include any Successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

11.          Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

12.          Miscellaneous Provisions.

(a)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)           Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the Company’s and the Employee’s entire understanding with respect to the subject matter contained herein and supersedes all previous understandings, written or oral between the Company and the Employee concerning the subject matters of this Agreement, including but not limited to the Original Employment Agreement.

(c)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)           Arbitration.  Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be settled exclusively by binding arbitration in San Diego, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Employee and the Company shall be entitled to all rights and remedies they would have in a court of law. The Company shall pay all fees in excess of those which will be required if the dispute were decided in a court of law.

(f)            No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 12(f) shall be void.

(g)           Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	CYMER, INC.

	By:	/s/ Robert P. Akins

	Title:	CEO

	Date:	1/10/08

EMPLOYEE:	/s/ Edward J Brown, Jr.
EDWARD J BROWN, JR.

	Date:	1/3/08

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION

In consideration of the payments and other benefits set forth in the Amended and Restated Employment Agreement dated December 1, 2007, to which this form is attached (the “Employment Agreement”), I, Edward J Brown, Jr., hereby furnish Cymer, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise

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after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I should consult with an attorney prior to executing this Release and Waiver; and I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto (the “Proprietary Information and Inventions Agreement”). Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

This Release and Waiver, including the Proprietary Information and Inventions Agreement attached hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Edward J Brown, Jr.

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